Rouse Properties Reports Fourth Quarter 2013 Results
- Core FFO Per Share Increased By 22.2% Year Over Year -
- Same Property Core NOI Increased 7.3% over the Same Quarter Prior Year -
- Signed 621,000 Square Feet of Leases in Fourth Quarter, 2.3 Million Square Feet in 2013 -
- Occupancy Improved By 300 Basis Points Year Over Year to 88.9% -
- Quarterly Dividend Raised By 31% to $0.17 Per Share -

New York, NY, March 5, 2014 - Rouse Properties, Inc. (the "Company" or "Rouse") (NYSE: RSE) a national owner of regional enclosed malls, today announced consolidated results for the three months ended December 31, 2013.
"With the strong operating results we achieved in the fourth quarter, especially the acceleration in our same property core net operating income, we are beginning to see the benefits of our strategic plans to drive leasing and offer a more exciting retailer mix at our properties," stated Andrew Silberfein, President and Chief Executive Officer.  "We leased 621,000 square feet in the fourth quarter, bringing the full year 2013 lease total to more than 2.3 million square feet, with much of this leasing activity yet to contribute to our net operating income.  As we move into 2014, we will continue to focus on our strategic plans to drive higher occupancy across our portfolio through the continued execution of our asset-by-asset improvement programs.  In addition, with a strengthened balance sheet from our recent capital activities, we are well-positioned to continue to grow our portfolio with selective acquisitions of dominant, middle-market malls.”

Operational and Financial Highlights for Fourth Quarter and Full Year 2013

•	Same property Core Net Operating Income ("Core NOI") grew by 7.3% in the fourth quarter compared to the same period last year, and 2.3% for the full year as compared to 2012.

•	Leased 621,000 square feet in the quarter, the seventh straight quarter with over 525,000 square feet leased.

•	Leased percentage was 91.2% (94.5% including anchors) at quarter end, a gain of 120 basis points compared to the same period last year and 50 basis points sequentially.

•	Occupied percentage was 88.9% at quarter end, an increase of 300 basis points compared to the same period last year and 70 basis points sequentially.

•	Permanent leased percentage at quarter end increased 290 basis points compared to the end of the same period last year and 170 basis points sequentially.

•	Total initial rental rates for new and renewal leases on a same suite basis rose 12.7% for the quarter ended December 31, 2013 and 9.9% for the full year.

•	Portfolio tenant sales increased 2.0% to $302 per square foot on a trailing twelve month basis.

•	Core Funds From Operations ("Core FFO") for 2013 increased by 22.2% to $1.54 per share compared to the prior year.
Financial Results for the Three Months Ended December 31, 2013
Core FFO was $23.1 million, or $0.46 per diluted share, as compared to $18.7 million, or $0.38 per diluted share in the prior year period, a 21% increase over the prior year. The growth was due to a Same Property Core NOI increase of 7.3% and reduced interest expense due to a paydown and refinancings of various loans within the portfolio. The growth in Core FFO was also attributable to the contribution from the acquisitions made during the year.
Core NOI was $44.6 million as compared to $39.5 million in the prior year period. On a same property basis, excluding the impacts of the acquisitions, the disposition of the Boulevard Mall, and termination income, Core NOI was $38.6 million as compared to $35.9 million for the three months ended December 31, 2013 and 2012.
Net loss was $(24.7) million, or $(0.50) per basic and diluted share, as compared to a net loss of $(13.6) million, or $(0.28) per basic and diluted share in the prior year period. The change in net loss was the result of an impairment charge of $15.2 million related to the Steeplegate Mall for the three months ended December 31, 2013 as compared to December 31, 2012.
Acquisitions
In December 2013, the Company acquired Chesterfield Towne Center for a total purchase price of approximately $165.5 million and assumed an existing $109.7 million mortgage loan. The loan bears interest at a fixed rate of 4.75% and matures in October 2022. Chesterfield Towne Center is a 1,018,000 square foot regional mall located in Richmond, Virginia. The mall is situated along the most vibrant retail corridor in Chesterfield County, a high growth, affluent submarket with average household income in a five-mile radius of $101,000. As the preferred shopping destination south of the James River, the mall serves a trade area of over 550,000 people. Chesterfield Town Center opened in 1975 and was renovated in 2008. The mall is anchored by Macy’s, jcpenney, Sears and features retailers such as Victoria’s Secret, Loft, francesca's collections, ULTA, Bath & Body Works, TJMaxx, Old Navy, and Hollister.
In December 2013, the Company acquired The Centre at Salisbury for a total purchase price of approximately $127.0 million and assumed an existing $115.0 million mortgage loan. The loan bears interest at a fixed rate of 5.79% and matures in May 2016. The Centre at Salisbury is an 862,000 square foot regional mall located in Salisbury, Maryland. The mall enjoys a dominant competitive position as the only enclosed mall for over 55 miles serving a trade area of over 330,000 people across nine counties in Maryland, Virginia, and Delaware. The Centre at Salisbury opened in 1990 and was renovated in 2010. The mall is anchored by Macy’s, Boscov’s, Sears, Dick’s Sporting Goods, and Regal Cinema and features retailers such as Victoria's Secret, Bath and Body Works, Finish Line, and Kay Jewelers. These retailers are complemented by several restaurant offerings such as LongHorn Steakhouse, Olive Garden, Red Lobster, Ruby Tuesday and Famous Dave’s BBQ.
Financings
In November 2013, the Company closed a new $510.0 million corporate credit facility, which replaced the Company’s existing $337.9 million credit facility, which had been scheduled to mature in January 2015. The new facility consists of a $260.0 million term loan with a five year term and a $250.0 million revolving line of credit with a four year initial term and a one year extension option.
Borrowings on the new facility bear interest at grid pricing of LIBOR plus 185 to 300 basis points (235 basis points as of December 31, 2013) based on corporate leverage, versus the company’s previous facility, which carried interest at LIBOR plus 450 basis points. The Company’s revolving line of credit capacity increased by $100.0 million and the $100.0 million subordinated revolving line of credit maturing in June 2015 was eliminated. Proceeds from the increased term loan component were partially used to retire a $70.9 million non-recourse mortgage loan on Southland Mall, CA.
Subsequent Events
In January 2014, the Company issued 8,050,000 shares of our common stock at $19.50 per share and raised approximately $150.7 million after offering costs. The proceeds from this offering will be used for future acquisitions, to pay down the outstanding balance of our new revolving line of credit, and general corporate purposes.
In February 2014, the Company retired the $27.6 million mortgage debt balance on The Bayshore Mall.
In March 2014, the Company exercised a portion of its accordion feature to increase its revolving line of credit facility from $250.0 million to $285.0 million. The term and rates are the same as the initial financing of this facility in November 2013.
Common Share Dividend
On February 27, 2014, the Board of Directors declared a common stock dividend of $0.17 per share payable on April 30, 2014 to stockholders of record on April 15, 2014. The Company's objective is to continue to grow the dividend over time and the Board will continue to evaluate the dividend policy as the Company's repositioning and acquisition plans continue to take effect.

2014 Guidance
Based on management's expectation as of the date of this release, the Company is providing initial guidance for 2014 Core FFO in the range of $1.54 to $1.58 per diluted share for the year ending December 31, 2014. Full year guidance assumes the following: Same-Property(1) Core NOI growth of 4.0% to 5.0%, general and administrative expense of $24.8 million to $25.0 million, and net interest expense of $66.3 million to $67.1 million. The guidance presented does not include the effects of property acquisitions, dispositions, or capital transaction activity completed subsequent to December 31, 2013, except those announced and completed.
A reconciliation of the range of estimated diluted net (loss) per share to estimated Core FFO per share for 2014 is as follows:

	For the year ended
	December 31, 2014
	Low	High
Expected net income per share	0.10	0.20
Add: Depreciation and amortization	1.11	1.09
Expected Funds From Operations per share	1.21	1.29
Other Core Funds From Operations adjustments (2)	0.33	0.29
Core Funds From Operations (3)	$1.54	$1.58

(1) The Same Property excludes acquisitions completed after January 1, 2013, Knollwood and Gateway Malls which will be undergoing construction to convert the assets from enclosed malls to open air power centers, and Steeplegate Mall which is encumbered by a non-recourse mortgage loan that matures in August 2014 and has been reclassified as a special consideration asset.
(2) Refer to the Supplemental Information package for additional details on the nature of the adjustments to reconcile to FFO and Core FFO. 2014 Guidance includes:

	Low	High
Straight-line rent and above / below market lease amortization	9,500	8,750
Other expenses	1,250	750
Amortization of market rate adjustments	3,750	3,250
Amortization of deferred financing costs	4,000	3,500
Income taxes	700	600

(3) Assumes 2014 annualized weighted average common shares outstanding - diluted of 58,332,000.
Supplemental Information
The Company released an informational supplemental packet, available at www.rouseproperties.com under the Investors section, with additional detail, including a description of non-GAAP financial measures and reconciliation to GAAP measures.
Investor Conference Webcast and Conference Call
The Company will host a webcast and conference call at 10:00 a.m. EASTERN STANDARD TIME on March 6, 2014, to discuss the fourth quarter 2013 results. The number to call is 877-705-6003 (domestic) and 1-201-493-6725 (international). The live webcast will be available at www.rouseproperties.com under the Investors section. A replay of the conference call will be available through March 20, 2014, by dialing 877-870-5176 (domestic) and 1-858-384-5517 (international) and entering the passcode 13576476.

Forward Looking Statements
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include statements related to the Company's ability to outperform the ongoing recovery of the Retail and REIT industry and the markets in which the Company's mall properties are located, the Company's ability to generate internal and external growth, the Company's ability to identify and complete the acquisition of properties in new markets, the Company's ability to complete redevelopment projects, the Company's ability to increase margins, including Net Operating Income. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and other documents filed by the Company with the Securities and Exchange Commission.
Non GAAP Financial Measures
The Company makes reference to net operating income (“NOI”) and funds from operations (“FFO”).  NOI is defined as operating revenues (minimum rents, including lease termination fees, tenant recoveries, overage rents, and other income) less property and related expenses (property operating expenses, real estate taxes, repairs and maintenance, marketing, and provision for doubtful accounts). We use FFO, as defined by the National Association of Real Estate Investment Trusts, as a supplemental measure of our operating performance. FFO is defined as net income (loss) attributable to common stockholders in accordance with GAAP, excluding impairment write-downs on depreciable real estate, gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of properties, and real estate related depreciation and amortization.
In order to present operations in a manner most relevant to its future operations, Core FFO and Core NOI have been presented to exclude certain non-cash and non-recurring revenue and expenses. A reconciliation of NOI to Core NOI and FFO to Core FFO has been included in the "Reconciliation of Core NOI and Core FFO" schedule attached to this release.
NOI, FFO and derivations thereof, are not alternatives to GAAP operating income (loss) or net income (loss) available to common stockholders.  For reference, as an aid in understanding management's computation of NOI and FFO, a reconciliation of NOI to operating income and FFO to net income (loss) in accordance with GAAP has been included in the "Reconciliation of Non-GAAP to GAAP Financial Measures" schedule attached to this release.
About Rouse
Rouse is a publicly traded real estate investment trust headquartered in New York City and founded on a legacy of innovation and creativity. Among the country's largest publicly traded regional mall owners, the Company's geographically diverse portfolio spans the United States from coast to coast, and includes 34 malls in 21 states encompassing over 23.4 million square feet of space. For more information, visit www.rouseproperties.com.

Consolidated and Combined Statements of Operations and Comprehensive Loss

	Three Months Ended		Years Ended
(In thousands, except per share amounts)	December 31, 2013 (Unaudited)	December 31, 2012 (Unaudited)	December 31, 2013	December 31, 2012
Revenues:
Minimum rents	$45,800	$39,159	$165,097	$148,695
Tenant recoveries	15,807	15,936	66,061	64,638
Overage rents	3,463	3,134	5,943	5,912
Other	2,280	1,593	6,441	5,054
Total revenues	67,350	59,822	243,542	224,299
Expenses:
Property operating costs	16,456	14,912	60,288	57,482
Real estate taxes	3,789	5,747	22,089	22,827
Property maintenance costs	3,085	4,089	11,446	13,242
Marketing	1,702	1,875	3,734	3,602
Provision for doubtful accounts	524	520	887	1,855
General and administrative	6,297	4,926	21,971	20,652
Provision for impairment	15,159	—	15,159	—
Depreciation and amortization	19,079	18,500	66,497	67,709
Other	2,171	1,986	4,223	9,905
Total expenses	68,262	52,555	206,294	197,274
Operating income (loss)	(912)	7,267	37,248	27,025

Interest income	55	492	548	755
Interest expense	(23,226)	(19,778)	(82,534)	(90,103)
Loss before income taxes and discontinued operations	(24,083)	(12,019)	(44,738)	(62,323)
Provision for income taxes	(609)	(117)	(844)	(445)
Loss from continuing operations	(24,692)	(12,136)	(45,582)	(62,768)
Discontinued operations:
Loss from discontinued operations	—	(1,450)	(23,158)	(5,891)
Gain on extinguishment of debt	—	—	13,995	—
Discontinued operations, net	—	(1,450)	(9,163)	(5,891)
Net loss	$(24,692)	$(13,586)	$(54,745)	$(68,659)

Loss from continuing operations per share- Basic and Diluted (1)	$(0.50)	$(0.25)	$(0.92)	$(1.36)

Net loss per share - Basic and Diluted (1)	$(0.50)	$(0.28)	$(1.11)	$(1.49)

Dividends declared per share	$0.13	$0.07	$0.52	$0.21

Comprehensive loss:
Net loss	$(24,692)	$(13,586)	$(54,745)	$(68,659)
Other comprehensive loss:
Net unrealized gain on financial instrument	—	32	—	—
Comprehensive loss	$(24,692)	$(13,554)	$(54,745)	$(68,659)

(1) Calculated using weighted average number of shares of 49,358,281 and 49,258,249 for the three months ended December 31, 2013 and 2012, respectively and 49,344,927 and 46,149,893 for the years ended December 31, 2013 and 2012, respectively.

Consolidated Balance Sheets

(In thousands)	December 31, 2013	December 31, 2012

Assets:
Investment in real estate:
Land	$353,061	$339,988
Buildings and equipment	1,595,070	1,312,767
Less accumulated depreciation	(142,432)	(116,336)
Net investment in real estate	1,805,699	1,536,419
Cash and cash equivalents	14,224	8,092
Restricted cash	46,836	44,559
Demand deposit from affiliate	—	150,163
Accounts receivable, net	30,444	25,976
Deferred expenses, net	46,055	40,406
Prepaid expenses and other assets, net	76,252	99,458
Total assets	$2,019,510	$1,905,073

Liabilities:
Mortgages, notes and loans payable	$1,454,546	$1,283,491
Accounts payable and accrued expenses, net	109,683	88,686
Total liabilities	1,564,229	1,372,177

Commitments and contingencies	—	—

Equity:
Preferred stock (1)	—	—
Common stock (2)	497	493
Class B common stock (3)	—	4
Additional paid-in capital	565,798	588,668
Accumulated deficit	(111,125)	(56,380)
Total stockholders' equity	455,170	532,785
Non-controlling interest	111	111
Total equity	455,281	532,896
Total liabilities and equity	$2,019,510	$1,905,073

(1) Preferred stock: $0.01 par value; 50,000,000 shares authorized, 0 issued and outstanding at December 31, 2013 and 2012.
(2) Common stock: $0.01 par value; 500,000,000 shares authorized, 49,652,596 issued and 49,648,436 outstanding at December 31, 2013 and 49,246,087 issued and 49,235,528 outstanding at December 31, 2012.
(3) Class B common stock: $0.01 par value; 1,000,000 shares authorized, 0 and 359,056 issued and 0 and 359,056 outstanding at December 31, 2013 and 2012.

Reconciliation of Core NOI and Core FFO - For The Three Month Period Ended

	December 31, 2013					December 31, 2012
(In thousands)	(Unaudited)					(Unaudited)
	Consolidated	Discontinued Operations	Total	Core Adjustments	Core NOI / FFO	Consolidated	Discontinued Operations	Total	Core Adjustments	Core NOI / FFO

Revenues:
Minimum rents (1)	$45,800	$—	$45,800	$2,787	$48,587	$39,159	$1,500	$40,659	$5,754	$46,413
Tenant recoveries	15,807	—	15,807	—	15,807	15,936	728	16,664	—	16,664
Overage rents	3,463	—	3,463	—	3,463	3,134	26	3,160	—	3,160
Other	2,280	—	2,280	—	2,280	1,593	78	1,671	—	1,671
Total revenues	67,350	—	67,350	2,787	70,137	59,822	2,332	62,154	5,754	67,908
Operating Expenses:
Other property operating costs (2)	16,456	—	16,456	(31)	16,425	14,912	812	15,724	(31)	15,693
Real estate taxes	3,789	—	3,789	—	3,789	5,747	156	5,903	—	5,903
Property maintenance costs	3,085	—	3,085	—	3,085	4,089	287	4,376	—	4,376
Marketing	1,702	—	1,702	—	1,702	1,875	62	1,937	—	1,937
Provision for doubtful accounts	524	—	524	—	524	520	(15)	505	—	505
Total operating expenses	25,556	—	25,556	(31)	25,525	27,143	1,302	28,445	(31)	28,414

Net operating income	41,794	—	41,794	2,818	44,612	32,679	1,030	33,709	5,785	39,494

General and administrative (3)(4)	6,297	—	6,297	(16)	6,281	4,926	—	4,926	—	4,926
Other (5)	2,171	—	2,171	(2,171)	—	1,986	24	2,010	(2,010)	—
Subtotal	33,326	—	33,326	5,005	38,331	25,767	1,006	26,773	7,795	34,568

Interest income	55	—	55	—	55	492	—	492	—	492
Interest expense
Amortization and write-off of market rate adjustments	(1,706)	—	(1,706)	1,706	—	(2,007)	(577)	(2,584)	2,584	—
Amortization and write-off of deferred financing costs	(5,834)	—	(5,834)	5,834	—	(2,469)	(55)	(2,524)	2,524	—
Debt extinguishment costs	(390)	—	(390)	390	—	—	—	—	—	—
Interest on debt	(15,296)	—	(15,296)	—	(15,296)	(15,302)	(1,080)	(16,382)	—	(16,382)
Provision for income taxes	(609)	—	(609)	609	—	(117)	—	(117)	117	—
Funds from operations	$9,546	$—	$9,546	$13,544	$23,090	$6,364	$(706)	$5,658	$13,020	$18,678
Funds from operations per share - basic and diluted (6)					$0.47					$0.38
Funds from operations per share - common (7)					$0.47					$0.38
Funds from operations per share - diluted (7)					$0.46					$0.38

(1) Core adjustments includes the aggregate amounts for consolidated and discontinued operations for straight-line rent of $(981) and $244, above / below market lease amortization of $3,518 and $5,510 and tenant inducement amortization of $250 and $0 for the three months ended December 31, 2013 and 2012, respectively.
(2) Core adjustments include above / below market ground lease amortization of $31 for each of the three months ended December 31, 2013 and 2012.
(3) General and administrative costs include $770 and $843 of non-cash stock compensation expense for the three months ended December 31, 2013 and 2012, respectively.
(4) Core adjustments include amounts for the corporate and regional office straight-line rent of $16 for the three months ended December 31, 2013.
(5) Core adjustments include non-comparable costs related to the spin-off from General Growth Properties and property acquisition costs.
(6) Calculated using weighted average number of shares of 49,358,281 and 49,258,249 for the three months ended December 31, 2013 and 2012, respectively.
(7) Assumes 49,648,436 and 49,594,584 common shares and 50,390,889 and 49,594,584 diluted common shares as of the quarter ended December 31, 2013 and 2012, respectively.

Reconciliation of Core NOI and Core FFO - For the Year Ended

	December 31, 2013					December 31, 2012
(In thousands)	(Unaudited)					(Unaudited)
	Consolidated	Discontinued Operations	Total	Core Adjustments	Core NOI / FFO	Consolidated	Discontinued Operations	Total	Core Adjustments	Core NOI / FFO

Revenues:
Minimum rents (1)	$165,097	$3,117	$168,214	$13,331	$181,545	$148,695	$5,706	$154,401	$20,420	$174,821
Tenant recoveries	66,061	1,475	67,536	—	67,536	64,638	3,543	68,181	—	68,181
Overage rents	5,943	72	6,015	—	6,015	5,912	138	6,050	—	6,050
Other	6,441	148	6,589	—	6,589	5,054	288	5,342	—	5,342
Total revenues	243,542	4,812	248,354	13,331	261,685	224,299	9,675	233,974	20,420	254,394
Operating Expenses:
Other property operating costs (2)	60,288	1,676	61,964	(125)	61,839	57,482	3,628	61,110	(125)	60,985
Real estate taxes	22,089	301	22,390	—	22,390	22,827	620	23,447	—	23,447
Property maintenance costs	11,446	292	11,738	—	11,738	13,242	842	14,084	—	14,084
Marketing	3,734	49	3,783	—	3,783	3,602	185	3,787	—	3,787
Provision for doubtful accounts	887	1	888	—	888	1,855	64	1,919	—	1,919
Total operating expenses	98,444	2,319	100,763	(125)	100,638	99,008	5,339	104,347	(125)	104,222

Net operating income	145,098	2,493	147,591	13,456	161,047	125,291	4,336	129,627	20,545	150,172

General and administrative (3)(4)	21,971	—	21,971	(83)	21,888	20,652	—	20,652	—	20,652
Other (5)	4,223	—	4,223	(4,223)	—	9,905	60	9,965	(9,965)	—
Subtotal	118,904	2,493	121,397	17,762	139,159	94,734	4,276	99,010	30,510	129,520

Interest income	548	—	548	—	548	755	—	755	—	755
Interest expense
Amortization and write-off of market rate adjustments	(7,624)	(1,131)	(8,755)	8,755	—	(17,221)	(2,239)	(19,460)	19,460	—
Amortization and write-off of deferred financing costs	(12,441)	(103)	(12,544)	12,544	—	(9,605)	(207)	(9,812)	9,812	—
Debt extinguishment costs	(2,276)	—	(2,276)	2,276	—	—	—	—	—	—
Interest on debt	(60,193)	(1,993)	(62,186)	—	(62,186)	(63,277)	(4,340)	(67,617)	—	(67,617)
Provision for income taxes	(844)	—	(844)	844	—	(445)	—	(445)	445	—
Funds from operations	$36,074	$(734)	$35,340	$42,181	$77,521	$4,941	$(2,510)	$2,431	$60,227	$62,658
Funds from operations per share - basic and diluted (6)					$1.57					$1.36
Funds from operations per share - common (7)					$1.56					$1.26
Funds from operations per share - diluted (7)					$1.54					$1.26

(1) Core adjustments includes the aggregate amounts for consolidated and discontinued operations for straight-line rent of $(3,517) and $(3,608), above / below market lease amortization of $15,848 and $24,028 and tenant inducement amortization of $1,000 and $0 for the years ended December 31, 2013 and 2012, respectively.
(2) Core adjustments include above / below market ground lease amortization of $125 for each of the years ended December 31, 2013 and 2012.
(3) General and administrative costs include $3,018 and $2,494 of non-cash stock compensation expense for the years ended December 31, 2013 and 2012, respectively.
(4) Core adjustments include amounts for the corporate and regional office straight-line rent of $83 for the year ended December 31, 2013.
(5) Core adjustments include non-comparable costs related to the spin-off from General Growth Properties and property acquisition costs.
(6) Calculated using weighted average number of shares of 49,344,927 and 46,149,893 for the years ended December 31, 2013 and 2012, respectively.
(7) Assumes 49,648,436 and 49,594,584 common shares and 50,390,889 and 49,594,584 diluted common shares for the years ended December 31, 2013 and 2012, respectively.

Reconciliation of Non-GAAP to GAAP Financial Measures

	Three Months Ended		Years Ended
(In thousands)	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Reconciliation of NOI to GAAP Operating Income (Loss)
NOI:	$41,794	$33,709	$147,591	$129,627
Discontinued operations	—	(1,030)	(2,493)	(4,336)
General and administrative	(6,297)	(4,926)	(21,971)	(20,652)
Other	(2,171)	(1,986)	(4,223)	(9,905)
Depreciation and amortization	(19,079)	(18,500)	(66,497)	(67,709)
Provision for impairment	(15,159)	—	(15,159)	—
Operating income (loss)	$(912)	$7,267	$37,248	$27,025

Reconciliation of FFO to GAAP Net loss attributable to common stockholders
FFO:	$9,546	$5,658	$35,340	$2,431
Discontinued operations	—	(744)	(22,424)	(3,381)
Depreciation and amortization	(19,079)	(18,500)	(66,497)	(67,709)
Provision for impairment	(15,159)	—	(15,159)	—
Gain on extinguishment of debt	—	—	13,995	—
Net loss attributable to common stockholders	$(24,692)	$(13,586)	$(54,745)	$(68,659)

Weighted average numbers of shares outstanding	49,358,281	49,258,249	49,344,927	46,149,893
Net loss per share	$(0.50)	$(0.28)	$(1.11)	$(1.49)
.

Source: Rouse Properties, Inc.
Rouse Properties, Inc.
Investor Relations, 212-608-5108
IR@rouseproperties.com